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                                                                    EXHIBIT 99.2

Biomune Systems, Inc. Announces the Completion of Transfer of Certain Assets by Donlar Corporation in Exchange for Biomune Common Stock

Just Released Results Show That Biomune's AmiSorb(R) and Magnet(TM) Products

Reduce Ground Water Contamination

BEDFORD PARK, Ill., Nov. 6/PRNewswire/ - Biomune Systems, Inc. announced that Donlar Corporation transferred its crop nutrition management, oil field production and pharmaceutical business, and research and development to Biomune Systems, Inc. on November 3, 2000, in addition to approximately $2 million in cash. Arise Research and Discovery, Inc., an EPA approved and licensed international agriculture and environmental laboratory, located in Martinsville, IL reported on November 3, 2000 test results showing that Biomune's Crop Nutrition Management beta protein products, AmiSorb(R) and Magnet(TM), reduces nitrate and phosphate levels in ground water due to fertilizer leaching.

Pursuant to the terms of an Asset Purchase Agreement dated August 8, 2000, as amended, Biomune acquired the crop nutrition management sales, oil field sales, pharmaceutical and research and development activities of Donlar Corporation, an Illinois corporation, and approximately $2 million in cash in exchange for 96% of the total issued and outstanding common stock of Biomune. Biomune also acquired a non-exclusive license to use certain patented technology of Donlar in consideration of a royalty payment equal to 10% of sales of products or technology utilizing those patents. No liabilities of Donlar were be assumed by or assigned to Biomune.

Current Biomune shareholders now own 4% of the common stock of Biomune on a post-transaction basis. Donlar agrees to hold its 96% of Biomune shares for at least one year. Consequently, the current Biomune shareholders hold all shares in the public float.

The directors of Biomune resigned in favor of Donlar nominees. Biomune has cash of approximately $2 million and has net tangible assets of $3,000,000. Biomune operations are being be relocated to Peru, Illinois, with management and accounting services provided by Donlar under a management agreement. Current Biomune employees have been terminated, with the exception of its past President and CEO, Michael G. Acton, who will continue to provide services to Biomune and Donlar under a one-year consulting agreement.

The Biomune Board of Directors now consists of the Donlar Board of Directors consisting of:

Larry P. Koskan, President, CEO and Chairman of the Board. Mr. Koskan founded Donlar Corporation and previously was a research executive with Nalco Chemical Company.

Dr. Robert G. Martin, the principal owner of Carolina Eye Associates, a 15-office ophthalmic practice. He is Chairman of the Board of the Society for Excellence in Eye Care and past president of the American Board of Eye Surgery.

Mr. Robert W. Cooper, Sr. is a principal of Cooper-Pruyn Architects, Ltd and President and CEO of R. W. Cooper and Associates, a Chicago based company providing engineering and management services to the food processing, chemical and building materials industries.

Mr. Thomas M. Dorr is President and CEO of Pine Grove Farms, a large farm and agricultural business in Iowa. He has served on the Iowa Board of Regents and recently as a Director on the Federal Reserve Board in Chicago.

Mr. Dean Kleckner served as the President of the American Farm Bureau
Federation.




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"We are delighted to be doing this transaction for all of our shareholders,"
said Larry Koskan, CEO and President of Biomune. "The Biomune shareholders will constitute the public float as Donlar has agreed to hold its shares for a year. This is an excellent opportunity for Biomune shareholders to realize the inherent value of our technologies." "According to the University of Illinois, over 90% of the nitrates measured in Illinois rivers come from the use of nitrogen based fertilizers in agriculture. Ground water that flows into Illinois rivers averages between 35 - 70 ppm of nitrates. Many Illinois rivers exceed the EPA's maximum legal concentration for drinking water of 10 ppm and this is a major health problem."

"Dr. Roy Stephen of Arise Research and Discovery, Inc. reports that when Biomune's patented beta protein technology is applied with fertilizers, it reduces both nitrate and phosphate leaching into ground water by at least 10%. Because AmiSorb(R) and Magnet(TM) more efficiently facilitate the uptake of nutrients into plants, less nitrates are lost to the ground water. In addition, Dr. Stephen reports that AmiSorb(R) also increased the yields of corn, alfalfa and soybeans by 7 - 15%."

Donlar Corporation, founded in 1990 and based in Bedford Park, Illinois, is a diversified biotech and biopolymer company that has developed a wide range of patented protein products for use in industrial, agricultural, consumer and pharmaceutical markets. Donlar was the recipient of the EPA's first Presidential Green Chemistry Challenge Award for its work in the development of environmentally responsible products and manufacturing processes. (www.donlar.com)

Biomune Systems, Inc., a Nevada corporation, with its wholly owned subsidiary, Optim Nutrition, Inc., is engaged in the research, development, distribution and sale of biologic pharmaceutical products, nutraceutical and medical food products and food supplements based on an exclusively licensed, patented whey protein technology. (www.optimnutrition.com)

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including reliance upon the company's independent distributor network, government regulation of products, manufacturing and marketing, and risks associated with international expansion. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in Biomune's most recent filings with the Securities and Exchange Commission on Forms 10-QSB and 10KSB and current reports on Form 8K.

SOURCE Donlar Corporation